EXHIBIT 10.2
SERVICES AGREEMENT
     THIS AGREEMENT is made the 22nd day of December, 2005, between The Westaim Corporation, a corporation incorporated under the laws of the Province of Alberta with its head office located in Fort Saskatchewan, Alberta (hereinafter referred to as “Westaim”), and NUCRYST Pharmaceuticals Corp., a corporation incorporated under the laws of the Province of Alberta with its head office located in Fort Saskatchewan, Alberta (hereinafter referred to as “NUCRYST”).
RECITALS:
     WHEREAS Westaim currently owns 100% of the issued and outstanding shares in the capital stock of NUCRYST;
     AND WHEREAS Westaim has been providing services to NUCRYST, and Westaim and NUCRYST wish to document the terms of an agreement for the provision of such services;
     NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which consideration is hereby acknowledged), Westaim and NUCRYST (collectively the “Parties” and each a “Party”) agree as follows:
ARTICLE 1: INTERPRETATION
1.1	Definitions

In this Agreement:

“Agreement” means this Agreement and the Schedules attached to this Agreement, in each case as they may be amended or supplemented from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement and, unless otherwise indicated, references to articles and sections are to articles and sections in this Agreement;

“Business Day” means any day, other than Saturday, Sunday or any statutory holiday in the Province of Alberta;

“Effective Date” means the date hereof;

“Force Majeure” means any cause beyond the reasonable control of Westaim and affecting the ability of Westaim to supply the Westaim Services in accordance with the terms of this Agreement including, without limitation, strikes, supply shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, terrorism, governmental action, labor conditions, material shortages or accidents.

“Losses” means any and all liabilities, losses, judgments, damages, claims, fees, costs, actions, causes of action, obligations, suits, proceedings, fines, penalties, charges and expenses of whatever kind or nature including, without limitation, legal fees and expenses on a solicitor and his own client full indemnity basis;

“Westaim Services” means those services provided by Westaim to NUCRYST pursuant to Section 2.1.

1.2	Schedules
     The following Schedules form part of and are attached to this Agreement:
Schedule “A” — Westaim Services
Schedule “B” — Consideration
1.3	Headings
     The inclusion of headings in this Agreement is for convenience of reference only and will not affect the construction or interpretation hereof.
1.4.	Gender and Number
     In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.
1.5	Currency
     Except where otherwise expressly provided, all amounts in this Agreement are stated and will be paid in Canadian currency.
1.6	Invalidity of Provisions
     Each provision of this Agreement is distinct and severable and a declaration of invalidity, illegality or unenforceability of any provision or part thereof by a court of competent jurisdiction will not affect the validity or enforceability of any other provision. Any provision which would otherwise be held by a court or tribunal of competent jurisdiction to be void, illegal or unenforceable shall be deemed to be modified (by reducing its scope, duration or applicability) to the extent necessary to render it valid and enforceable, but if such modification is not possible then such provision shall be deemed to be severed from this Agreement and the remaining provisions shall be binding and enforceable and construed without such severed provision. Any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party shall not be applicable in the interpretation of this Agreement.
1.7	Waiver, Amendment
     This Agreement constitutes the entire and only agreement between the Parties with respect to the subject matter hereof and no amendment or waiver of this Agreement will be binding unless executed in writing by the Party to be bound thereby. No waiver of any provision of this Agreement constitutes a waiver of any other provision and no waiver of any provision of this Agreement constitutes a continuing waiver thereof unless otherwise expressly provided.
1.8	Governing Law
     This Agreement is governed by and will be construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and, with respect to matters arising out of this Agreement, the Parties hereby irrevocably attorn to the non-exclusive jurisdiction of the courts of the Province of Alberta, but any judgment or order of a court of competent jurisdiction may be enforced in any other jurisdiction.

ARTICLE 2: SUPPLY OF WESTAIM SERVICES
2.1	Westaim Services
     Westaim will provide to NUCRYST the following services on an ongoing basis:
(a)	the services described in Schedule “A” on the terms and conditions as set out therein or pursuant to Section 2.2; and

(b)	such additional services as are agreed from time to time by the Parties pursuant to Section 2.3.
2.2	Outside Contractors, Consultants and Specialists
     Westaim may from time to time, when warranted in its judgment, employ the services of outside contractors, consultants, and specialists for the purpose of delivering the Westaim Services when Westaim lacks the expertise or labour force necessary in respect of any matter.
2.3	Additional Services
     From time to time, NUCRYST may require or request additional services not specifically addressed in Schedule “A”. Provided that Westaim agrees to the provision of such additional services, Westaim will be compensated therefor by payment from NUCRYST of the fully-allocated actual cost of such services, on a flow-through basis which allows Westaim only to recover its costs and expenses in regard to such services, or by amounts otherwise agreed between the Parties.
2.4	Pass Through Services
     Notwithstanding the foregoing Section 2.1, if any Westaim Services are in whole or in part a pass through of or dependent upon a service received by Westaim from any third party, then Westaim will use reasonable efforts to maintain the availability of such services for the benefit of NUCRYST; provided that if any such party(ies) do(es) not perform or act(s) in such a way as to prevent Westaim from meeting its obligations to NUCRYST under this Agreement in relation to the provision of such Westaim Services, then Westaim shall be relieved (to the extent of and during the period of such impairment) of its obligation to provide to NUCRYST such Westaim Services.
2.5	Standard of Care
     The standard of care to be observed by Westaim in the performance of the Westaim Services will be that of a reasonable and prudent person providing such services, and Westaim does not assume any responsibility under this Agreement other than as set out in this Section 2.5.
2.6	Relationship of the Parties
     The relationship of Westaim and NUCRYST is that of independent contractors and nothing in this Agreement shall be construed to create a partnership, joint venture, or employee-employer relationship between the Parties. Neither Party is the agent of the other Party and neither Party shall have authority, express or implied, to make any representation, or enter into any contract or commitment on behalf of the other Party, and shall not hold itself out as having authority to do so.

2.7 Westaim Employees not Employees of NUCRYST
     Neither Westaim nor any employee of Westaim shall be deemed or considered to be an employee of NUCRYST, nor eligible for nor participate in any of NUCRYST’s employee benefits programs, and consequently no deductions whatsoever will be made from any fees or costs payable by NUCRYST for the Westaim Services including, without limitation:
(a)	for employee benefits of Westaim such as disability insurance, health or pension plans. Provision of any such benefits for the personnel of Westaim, or for the dependents of such personnel, shall be the sole responsibility of Westaim; or

(b)	for Unemployment Insurance contributions, Canada Pension Plan contributions, Income Tax, or Workers’ Compensation payments. Payments related to any of the foregoing shall be the sole responsibility of Westaim and shall be forwarded, as appropriate, directly to the applicable government agency involved. Proof of compliance with this requirement shall be available to NUCRYST on request.
ARTICLE 3: CONSIDERATION FOR WESTAIM SERVICES
3.1 Cost of Westaim Services
     In consideration of the performance and provision by Westaim of the Westaim Services, NUCRYST agrees to pay to Westaim the fully-allocated cost to Westaim of providing or obtaining such services, without duplication, and consistent with the provision of the Westaim Services prior to the Effective Date or as otherwise agreed between the Parties, and on such additional terms and conditions as are set out in Schedule “B”. The costs provided in Schedule “B” are indicative costs based on the current budget for the Westaim Services which is effective until December 31, 2005. An indicative budget for the Westaim Services will be established between the Parties for each year during the term of this Agreement, subject to adjustment as provided in this Agreement to reflect the actual costs of the Westaim Services.
3.2 Invoices
     As soon as practical after the beginning of each calendar month, and in any case no later than the 25th day of each calendar month, Westaim will invoice NUCRYST for the amount owing in respect of Westaim Services rendered during the previous calendar month. NUCRYST will pay to Westaim, no later than the last day of each calendar month, the full amount of all unpaid but invoiced amounts. Westaim at its option may invoice NUCRYST for any or all of the Westaim Services on the basis of monthly estimates, and appropriate adjustments will be made between the Parties within twenty five (25) days after the end of each fiscal quarter during any fiscal year of NUCRYST, based on actual costs for the provision of such Westaim Services during the preceding fiscal quarter. NUCRYST will pay interest on overdue amounts at the rate of interest determined from time to time by Canadian Imperial Bank of Commerce as its prime rate of interest for Canadian dollar loans in Canada plus two (2%) per cent.
3.4 Records
     Westaim will maintain accurate and complete records of the costs incurred by it for the purpose of determining the amounts payable for Westaim Services performed under this

Agreement. Such records will be prepared and maintained in accordance with prudent financial and business practice. NUCRYST and its designated agents will have access to such records as are reasonably necessary to substantiate amounts payable for Westaim Services performed under this Agreement. All records will be preserved in accordance with the record retention practices of Westaim in force from time to time.
ARTICLE 4: TERM AND TERMINATION
4.1	Term
     This Agreement shall commence on the Effective Date and continue until terminated.
4.2	Termination
     This Agreement may be terminated as follows:
(a)	in whole, or with respect to any specific Westaim Service, by written agreement between the Parties;

(b)	by either Party immediately upon provision of written notice to the other, in the event that the other Party has breached any of the provisions of this Agreement or failed to observe or perform any of its obligations under this Agreement and fails to cure such breach or failure within ten (10) Business Days after written notice thereof describing the breach or failure in sufficient detail that the same may be remedied or performed;

(c)	by Westaim upon the provision of written notice to NUCRYST in the event that Westaim wishes to discontinue the provision of any specific Westaim Service due to the resignation or termination of (a) key employee(s) or contractor(s) reasonably necessary for the performance of such Westaim Service; or

(d)	by either Westaim or NUCRYST, with respect to any specific Westaim Service or with respect to the entire Agreement, by not less than six months’ prior written notice delivered to the other Party on or after the first anniversary of the Effective Date and detailing the Westaim Services to be terminated or that the entire Agreement is to be terminated.
ARTICLE 5: LIMITATION OF LIABILITY
5.1 THE TOTAL CUMULATIVE LIABILITY OF WESTAIM ARISING FROM OR RELATING TO THIS AGREEMENT OR THE WESTAIM SERVICES WILL BE LIMITED TO THE AGGREGATE AMOUNT PAID TO WESTAIM BY NUCRYST UNDER THIS AGREEMENT.
5.2 WESTAIM SHALL NOT BE LIABLE TO NUCRYST FOR ANY CONSEQUENTIAL, INDIRECT, PUNITIVE OR SPECIAL DAMAGES, EVEN IF WESTAIM HAS BEEN ADVISED OF THE POSSIBILITY OF ANY OF THESE DAMAGES.

5.3 THE PARTIES ACKNOWLEDGE THAT THEY HAVE ENTERED INTO THIS AGREEMENT IN RELIANCE UPON THE LIMITATIONS OF LIABILITY SET FORTH IN THIS AGREEMENT, AND THAT THE SAME FORM AN ESSENTIAL BASIS OF THE BARGAIN BETWEEN THE PARTIES AS REFLECTED HEREIN.
5.4 THE PROVISIONS OF THIS ARTICLE 5 SHALL APPLY IRRESPECTIVE OF THE NATURE OF THE CAUSE OF ACTION UNDERLYING A CLAIM, DEMAND OR ACTION, INCLUDING BUT NOT LIMITED TO BREACH OF CONTRACT, TORT (INCLUDING BUT NOT LIMITED TO NEGLIGENCE), OR STRICT LIABILITY.
5.5 ANY REFERENCE TO WESTAIM IN THIS ARTICLE 5 SHALL INCLUDE THE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, CONSULTANTS, SERVANTS, AND CONTRACTORS OF WESTAIM.
ARTICLE 6: INDEMNITY
     NUCRYST hereby defends, indemnifies and holds harmless Westaim together with its directors, officers, employees, agents, consultants, servants and contractors from all Losses which any of them may suffer as the result of third party claims, demands, suits, proceedings or judgments arising out of the performance of the Westaim Services, unless such Losses result from any willful breach of or reckless disregard for Westaim’s obligations under this Agreement.
ARTICLE 7: FORCE MAJEURE
     Notwithstanding any other provisions of this Agreement if, by reason of Force Majeure, Westaim fails, wholly or in part, to perform or comply with its obligations under this Agreement, then Westaim will be relieved of liability and will suffer no prejudice for failing to perform or comply or for delaying such performance or compliance during the continuance and to the extent of the failure so caused from and after the happening of the event of Force Majeure, provided that Westaim gives to NUCRYST prompt written notice of such failure and reasonably full particulars of the cause thereof. Westaim will only be relieved from such performance or compliance after giving such written notice to NUCRYST. Westaim will use all reasonable commercial efforts to (i) perform its obligations under this Agreement to the extent possible; and (ii) remedy the situation and remove, so far as possible and with reasonable dispatch, the cause of its failure to perform or comply; provided that there will be no obligation on Westaim to settle labour disputes. Westaim will give prompt written notice to NUCRYST of the cessation of the cause of any Force Majeure.
ARTICLE 8: GENERAL
8.1 Taxes NUCRYST agrees to pay all federal and provincial sales taxes, goods and services taxes, and all other taxes or other like charges payable upon or in connection with the provision of any Westaim Service, except for taxes related to employees as provided in Section 2.7 of this Agreement.
8.2 Assignment Neither Party may assign, sublicense or transfer, directly or indirectly, any of its rights or obligations under this Agreement, except pursuant to a corporate re-organization, amalgamation or merger or the sale of all or substantially all of its assets, or with the prior written consent of the other Party, not to be unreasonably withheld or delayed. Notwithstanding the foregoing, either Party (the “assignor”) may assign this Agreement, without the consent of the other Party, to an affiliate (as defined in the Business Corporations Act (Alberta)) of the assignor, provided that the assignor shall not be released from its obligations under this Agreement and that such affiliate shall first covenant in writing with the other Party to this Agreement to be bound by all terms of this Agreement.
8.3 Enurement
     This Agreement is binding upon and enures to the benefit of the Parties and their respective successors and permitted assigns.
8.4 Notices
     Any notice or other communication required or permitted to be given hereunder will be in writing and will be given by facsimile or other means of electronic communication or by hand as hereinafter provided. Any such communication, if sent by facsimile or other means of electronic communication, will be deemed to have been received on the Business Day following the sending or, if delivered by hand, will be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address is also governed by this section. Notices and other communications will be addressed as follows:
(a)	If to NUCRYST:

NUCRYST Pharmaceuticals Corp. 50 Audubon Road Wakefield, Massachusetts 01880 U.S.A.

Attention: President Fax no.: 781-246-6032

(b)	If to Westaim:

The Westaim Corporation 10102 — 114th Street Fort Saskatchewan, Alberta Canada T8L 3W4

Attention: General Counsel Fax: 780-992-5301

With a copy to:

The Westaim Corporation 1010, 144 — 4th Avenue S.W. Calgary, Alberta Canada T2P 3N4

Attention: Chief Financial Officer Fax: 403-237-8181
8.5 Further Assurances
     Each of Westaim and NUCRYST will promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Party may reasonably require from time to time for the purpose of giving effect to this Agreement and will use reasonable efforts and take all such steps as may reasonably be within its power to implement to their full extent the provisions of this Agreement.
8.6 Confidentiality
     The Parties acknowledge and agree that the provision of the Westaim Services may give each of the Parties access to certain confidential information and proprietary data of the other Party. Therefore, each of the Parties agrees not to disclose, duplicate or use, nor allow to be disclosed, duplicated or used any information of the other Party to which it will have access by virtue of this Agreement except for the purposes of performing their respective obligations pursuant to this Agreement and in compliance with all relevant laws, rules and regulations of governmental authorities. Notwithstanding any other provision of this Agreement, either of the Parties may:
(a)	disclose information of or relating to the other Party and which, in the reasonable opinion of legal counsel, is required to be disclosed in order to comply with the legal obligations of the Party making the disclosure, including but not limited to obligations pursuant to securities laws or regulations; provided, however, that prior to making any disclosure thereunder the Party wishing to make such disclosure shall first provide to the other Party details of the proposed disclosure; or

(b)	in response only to a valid order of a governmental agency or judicial body, disclose confidential information but only as much as that requested to be disclosed by such governmental agency or judicial body; provided, however, that: (i) after receiving the order and prior to making any disclosure thereunder, the Party receiving the order (the “disclosing Party”) shall first promptly forward a copy of the order to the other Party in order to allow that other Party the opportunity to oppose the order or seek a protective order; and (ii) the disclosing Party shall use commercially reasonable efforts to obtain confidential treatment for any confidential information so disclosed.
8.7 Dispute Resolution
     All matters in dispute between the Parties in relation to this Agreement shall be resolved by a decision of three arbitrators. Each Party shall name one arbitrator and the two arbitrators so chosen shall select a third arbitrator. The majority decision of the three arbitrators shall be binding upon the Parties and their respective successors and assigns, and the expense of the three arbitrators shall be borne equally between the Parties. If either Party fails to appoint an arbitrator, or if the two arbitrators appointed by the Parties fail to appoint a third arbitrator, in either case within five days from the receipt of written notice from the other Party to do so, then the matter shall be determined pursuant to the provisions of the Arbitration Act (Alberta), as amended from time to time. Any decision or award of any arbitrator shall be enforceable in any court of competent jurisdiction. No person shall be nominated to serve as an arbitrator who is or who may be in any way financially interested in the performance of this Agreement or in the business affairs of either Party.
8.8 Counterparts
     This Agreement may be signed in counterparts and each counterpart constitutes an original document and the counterparts, taken together, constitute one and the same instrument. Delivery of counterparts may be made by facsimile or electronic transmission.
     IN WITNESS WHEREOF the Parties hereto have executed this Agreement under seal and by the hands of their duly authorized officers in that regard, whose signatures alone are sufficient to bind them to the terms of this Agreement.

The Westaim Corporation	NUCRYST Pharmaceuticals Corp.

Per:	Per:

Name:	Name:
Title:	Title:

Per:	Per:

Name:	Name:
Title:	Title:

SCHEDULE “A”
Westaim Services
1.	Insurance and risk management services and administration including, but not limited to obtaining on behalf of NUCRYST as part of Westaim’s insurance coverage: (i) directors’ and officers’ insurance including crime, kidnap and ransom coverage and fiduciary insurance; (ii) commercial general liability insurance; (iii) umbrella liability coverage excess to commercial general liability insurance; (iv) property, business interruption and equipment breakdown insurance; and (v) clinical trial insurance. In respect of all such insurance, Westaim will arrange for NUCRYST to be included under the applicable insurance policies, will utilize reasonable efforts to maintain such policies of insurance in respect of the types of insurance coverage listed above and notify NUCRYST promptly in the event of any cancellation or threatened cancellation of insurance coverage affecting NUCRYST, will pay all insurance premiums and brokerage fees related to the insurance coverage listed above (subject to recovery of such costs from NUCRYST under this Agreement), and will handle on behalf of NUCRYST the monitoring and filing of claims by NUCRYST under any policies of insurance listed above.

2.	Legal services through the General Counsel of Westaim, any of Westaim’s Corporate Counsel, Westaim’s Director of Legal Services and other Westaim legal department staff, including, but not limited to: (i) providing general legal services; (ii) coordinating use of outside counsel as needed; (iii) providing corporate secretary and related services; (iv) general corporate legal services, advice and representation (i.e., contract preparation, negotiating, and review; technology agreements; confidentiality agreements; intellectual property management and administration; leases; acquisition documents/negotiations, asset disposition or acquisition); (v) shareholder relations services including, but not limited to liaison for shareholder communications, coordination with the transfer agent, and coordination of communication with NASDAQ (and any other applicable exchange) and other reporting requirements; and (vi) filings with the Securities and Exchange Commission (U.S.), Canadian securities commissions, NASDAQ stock market, and Toronto Stock Exchange.

3.	Human resources personnel and services, including employee benefit programs administered by Westaim (including but not limited to medical, dental, long-term disability insurance, short-term disability insurance, life insurance and defined contribution pension plans), and additional services, with costs allocated on the basis of head count or on an hourly basis.

4.	Payroll processing and related accounting services, which include third-party payroll processing services, data entry and related reconciliation services, and annual T4 preparation, with costs allocated on the basis of head count or on an hourly basis.

5.	Environmental, health & safety (“EH&S”) services, including effluent and environmental control, and the services of Westaim EH&S personnel as reasonably required.

6.	Specified tax and accounting services, particularly through Westaim’s Controller and Westaim’s Tax Manager, as required and allocated on an hourly basis.

7.	Cash Management services, as reasonably required, on a cost-recovery basis.

8.	Intellectual property licensing services, for software owned or licensed by Westaim but used by NUCRYST.

SCHEDULE “B”
Consideration for Westaim Services, on an indicative budget basis (per month) for the year ending December 31, 2005
1.	Insurance and Risk Management — $29,000 per month.

Insurance premiums from underwriters in respect of NUCRYST assets and operations are charged directly to NUCRYST or are allocated using a methodology appropriate to the coverage provided. As an example, property insurance is allocated based on the cost of assets insured.

Clinical trial insurance is budgeted as an additional $3,000 per month. Actual premiums are dependant on the number of trial participants.

The annual budget includes an allocation of director and officer insurance premiums for
Westaim which reflects the current NUCRYST organization structure. Additional coverage for any new NUCRYST directors or as a result of the offering of NUCRYST common shares will be in addition to this allocation.

2.	Legal — $21,000 per month. Actual charges will be determined on the basis of time incurred.

3.	Human resources and payroll processing — $6,000 per month, plus costs in regard to employee benefits programs for Canadian employees continuing to be administered by Westaim, on a fully-allocated cost-recovery basis at a rate of approximately 16% of salaries and wages or approximately $60,000 per month.

4.	EH&S — $10,000 per month.

5.	Specified tax and accounting — Not budgeted. Specific services requested for a project not initiated by Westaim will be billed on an hourly basis depending on the level of staff engaged in the service.

6.	Cash management services — Not budgeted. Specific services requested for a project not initiated by Westaim will be billed on an hourly basis depending on the level of staff engaged in the service.

7.	Intellectual property licensing services (for example, Microsoft licenses) — as agreed by the Parties on the basis of services provided, or billed on an hourly basis depending on the level of staff engaged in the service.

8.	For any services provided by outside contractors, consultants, and specialists, the actual costs invoiced to Westaim for such services.

9.	Third party service providers such as, but not limited to, accountants, actuaries, consultants, lawyers; fee paid to banks, exchanges, regulatory bodies; insurance;

directors’ fees and expenses; annual report, proxy solicitations; and other purchased services; will be paid directly by NUCRYST or reimbursed to Westaim.

10.	All other services, on the fully-allocated cost to Westaim of providing or obtaining such services, without duplication, including without limitation all costs, disbursements and expenses.
Any reference to billing on an hourly basis, in this Schedule or in Schedule “A”, shall mean at an hourly rate which fully captures Westaim’s actual cost of providing the service in question, as determined by Westaim acting reasonably. Any reference to costs or charges in this Agreement shall be read in all cases as a reference to Westaim’s fully-allocated costs.